Exhibit 99.1

Private & Confidential

	Dated	November 29, 2005

	CHAUCER HOLDINGS PLC	(1)

	PXRE REINSURANCE COMPANY	(2)

	and

	PXRE LIMITED	(3)

	SALE AND PURCHASE AGREEMENT RELATING TO SHARES IN PXRE LIMITED

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	Contents

Clause		Page

1	Interpretation	1

2	Agreement to sell the Shares	5

3	Consideration for the Shares	5

4	Conditions precedent	6

5	Completion	7

6	Post Completion Undertakings	8

7	Warranties	11

8	Conduct of Claims	13

9	Withholdings and Gross-up	14

10	Miscellaneous	15

11	Governing Law and jurisdiction	17

Schedule 1 The Warranties		19

Schedule 2 Additional Consideration		27

Schedule 3 Purchaser’s Warranties		32

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THIS AGREEMENT is made on 29 November 2005 BETWEEN

(1)	CHAUCER HOLDINGS PLC (Company Number 284798) whose registered office is at 9 Devonshire Square, Cutlers Gardens, London EC2M 4WL (the “Purchaser”);

(2)	PXRE REINSURANCE COMPANY a company registered in Connecticut, whose registered office is at 399 Thornall Street, Fourteenth Floor, Edison, New Jersey, 08837, United States of America (the “Seller”); and

(3)	PXRE LIMITED (Company Number 03099078) whose registered office is at Omni House, 33 Creechurch Lane, London EC3A 5EB (the “Company”).

WHEREAS

(A)	The Company is a limited liability company incorporated under the laws of England and Wales.

(B)	The Seller has agreed to sell all of the Shares that it owns to the Purchaser for the consideration and upon the terms set out in this Agreement.

IT IS AGREED:

1	Interpretation

1.1	In this Agreement, including its Schedules, unless the context otherwise requires, the following expressions shall have the following meanings:

“Accounts” means the audited report and financial statements of the Company for the financial period ended on the Accounts Date;

“Accounts Date” means 31 December 2004;

“Accounting Standards” means the Financial Reporting Standards and Statements of Standard Accounting Practice issued and/or adopted by the Accounting Standards Board and Abstracts issued by the Urgent Issues Task Force of the Accounting Standards Board;

“Additional Consideration” has the meaning given to that expression in paragraph 2.1 of Schedule 2;

“Associate” means any person with whom the Seller is connected within the meaning of section 839 ICTA;

“Business Day” means a day (other than a Saturday or Sunday or public holiday) on which banks are open for business in both London and New York other than solely for the purposes of trading and settlement in euro;

“Companies Act” means the Companies Act 1985 as amended;

“Conditions” means the conditions specified in clause 4.1;

“CSL” means Chaucer Syndicates Limited;

“Completion” means the completion of the sale and purchase of the Shares in accordance with clause 5;

“Completion Date” means such date as is the first Business Day after the date on which the last of the Conditions to be fulfilled or waived is fulfilled or waived (or such earlier time as may be agreed between the parties);

“Disclosure Letter" means the disclosure letter from the Seller to the Purchaser issued prior to the signing of this Agreement together with all documents fairly disclosed and referred to and incorporated therein and attached thereto;

“Encumbrance” means any claim, charge, mortgage, pledge, claim, right, interest, preference, security, lien, option, equity, power of sale or hypothecation or any agreement to enter into any of them or any other encumbrance or security interest of any kind;

“Funds at Lloyd’s” and “FAL” each have the meaning given to the term “funds at Lloyd’s” in the Membership Byelaw (No 17 of 1993);

“holding company” means a holding company (as defined by section 736 and 736A Companies Act 1985) or a parent undertaking (as defined by section 258 Companies Act 1985)

“ICTA” means the Income and Corporation Taxes Act 1988;

“Insolvency Proceedings” means dissolution, liquidation, administration, administrative receivership, receivership, voluntary arrangement, scheme of arrangement with creditors, any analogous or similar procedure in any jurisdiction, any form of procedure related to insolvency or dissolution in any jurisdiction or the presentation of a petition or taking of any other step with a view to any such procedure;

“Lloyd’s” means the Society incorporated by the Lloyd’s Act of 1871 by the name of Lloyd's;

“Management Accounts” means the management accounts of the Company comprising a profit and loss account and balance sheet for the period from 1 January 2005 to 31 August 2005, a copy of which is attached to the Disclosure Letter;

“Net Asset Consideration” means the amount by which the Restated Retention (as defined in the Stop Loss Policy) is greater than Net Ultimate Liabilities (as calculated by the Company and expressed in pounds sterling) as at the date of commutation of the Stop Loss Policy;

“Net Asset Warranty” means the warranty set out in paragraph 3 of Schedule 1;

“Net Ultimate Liabilities” shall bear the same meaning as in the Stop Loss Policy;

“Non-Insurance Liabilities” means all liabilities (whether actual, contingent or prospective) of the Company other than those which arise under contracts of insurance and reinsurance written by the Company as a member of Syndicate 1224;

“Omni” means Omni Whittington Capital Management Limited;

“Omni Agreement” means the agreement to be entered into between Omni, CSL and the Company;

“Parties” means the parties to this Agreement unless explicitly stated to be otherwise;

“Payment Date” means the date of the commutation of the Stop Loss Policy;

“Premiums Trust Deed” means the premiums trust deed in the form prescribed by Lloyd’s for general business;

“Purchase Price” means £1;

“PXRE FAL” means the Funds at Lloyd’s which as at Completion comprise the Company’s Funds at Lloyd’s where the context permits, such of those assets which have not been drawn down at the relevant time;

“PXRE Third Party FAL” means that part of the PXRE FAL, which is held pursuant to the Lloyd’s Deposit Trust Deed (Third Party Deposit), in an amount of approximately £719,000;

“Reinsurance to Close” means the reinsurance to close of the 2000 year of account of Syndicate 1224;

“Relevant Date” has the meaning given in clause 4.2;

“Relief” has the meaning set out in the Taxation Deed;

“Shares" means the 31,481,321 issued ordinary shares of £1.00 each, being the entire issued share capital of the Company;

“Stop Loss Policy” means the Stop Loss Policy in a form acceptable to both Parties to be entered into between PXRE Reinsurance Ltd and Syndicate 1224;

“subsidiary” means a subsidiary (as defined by section 736 and 736A Companies Act 1985) or a subsidiary undertaking (as defined by section 258 Companies Act 1985);

“Surplus Cash Consideration” means any cash at bank (excluding PXRE FAL) of the Company on the Completion Date in excess of the Non-Insurance Liabilities;

“Taxation” and “Tax” means

(a)	all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom, the United States of America or elsewhere, payable to or imposed by any Taxation Authority; and

(b)	all charges, interest, penalties and fines incidental or relating to any Taxation falling within (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation;

“Taxation Authority” means the HM Revenue & Customs, or any other revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, body or person, whether of the United Kingdom, the United States of America or elsewhere;

“Taxation Deed” means the deed in Agreed Form relating to Taxation;

“Transaction Documents” means this Agreement, the Disclosure Letter and any other agreement entered into pursuant to or in connection with this Agreement; and

“Warranties” means the warranties set out in Schedule 1.

1.2	References to this Agreement shall include any recitals and Schedules to it and any reference to a clause or Schedule is a reference to a clause of or Schedule to this Agreement, unless otherwise provided.

1.3	Any reference to any statute or statutory instrument shall include reference to any statutory extensions, modification, amendment, consolidation or re-enactment of, and any subordinate legislation made under, such statute provided that any such extension, modification, amendment, consolidation or re-enactment or subordinate legislation does not impose on any party any greater obligation than the obligation thereunder at the date hereof.

1.4	A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 839 of ICTA.

1.5	The terms "holding company" and "subsidiary" and "wholly-owned subsidiary" shall have the same meanings in this Agreement as their respective definitions in the Companies Act 1985.

1.6	Headings are for convenience only and do not affect the interpretation of this Agreement.

1.7	The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.8	References to the "Agreed Form" are to documents agreed by the Parties and initialled by or on behalf of the Parties at or immediately before the signing of the Agreement.

2	Agreement to sell the Shares

Upon the terms and subject to the conditions of this Agreement, the Seller shall sell with full title guarantee and the Purchaser shall purchase the Shares free from all Encumbrances together with all rights and advantages now and hereafter attaching thereto including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company in respect of the Shares after the date of this Agreement.

3	Consideration for the Shares

3.1	Subject to clause 3.2, in consideration of the purchase of the Shares, the Purchaser shall pay:

3.1.1	in cash on Completion the Purchase Price to the Seller;

3.1.2	the Additional Consideration in accordance with the provisions of Schedule 2;

3.1.3	the Surplus Cash Consideration on the same date as the release of PXRE FAL pursuant to clause 6.2 to the Seller;

3.1.4	the Net Asset Consideration on the Payment Date to the Seller.

3.2	The aggregate consideration payable by the Purchaser pursuant to this Agreement shall not exceed £7,000,001.

4	Conditions precedent

4.1	The sale and purchase of the Shares is conditional on:

4.1.1	any applicable Lloyd’s consents for the change of control of the Company being obtained;

4.1.2	the consent of the Connecticut Insurance Department in relation to the sale of the Shares;

4.1.3	the Seller providing evidence (in a form satisfactory to the Purchaser) to the Purchaser of the termination of any quota share arrangements between the Company and the Seller or its Associates, on terms which release the Company from all liability thereunder;

4.1.4	the Seller providing evidence (in a form satisfactory to the Purchaser) to the Purchaser of the termination of all of the arrangements between Omni and the Company, including but not limited to, the agreement (and all variations and side letters relating to that agreement) dated 11 April 2001, with effect from 31 May 2006, on terms which release the Company from all liability or obligation under such agreements;

4.1.5	the Stop Loss Policy being duly executed by the relevant parties and the letter of credit being deposited with Syndicate 1224 (in a form reasonably acceptable to the Purchaser) as stipulated by that Stop Loss Policy;

4.1.6	the submission to Lloyd’s of the deed of partial determination release and substitution duly executed by the Seller and Company and confirmation from Lloyd’s that it has instructed that the assets set out in part two of the first schedule to such deed have been released; and

4.1.7	the Omni Agreement being duly executed by Omni.

4.2	The Purchaser undertakes to use its reasonable endeavours to ensure that the Conditions set out in clause 4.1.1 and, so far as it is able, 4.1.5 and 4.1.7 are satisfied as soon as possible after the date of this Agreement and in any event by no later than 28 November 2005 (the “Relevant Date”).

4.3	The Seller undertakes to use all reasonable endeavours to ensure that the Conditions set out in clause 4.1.2 to 4.1.7 (inclusive) are fulfilled as soon as possible after the date of this Agreement and in any event by no later than the Relevant Date.

4.4	If at any time either party becomes aware of a fact or circumstance that might prevent or materially delay any of the Conditions set out in clause 4.1 being satisfied, it shall promptly notify the other.

4.5	Without prejudice to any other rights which they have under this Agreement the Purchaser may waive (to the extent thought fit by the Purchaser) all or any of the Conditions set out in clause 4.1 (except the Condition set out in clause 4.1.1).

4.6	Each party shall give notice to the other that a relevant Condition has been satisfied within two Business Days of becoming aware of that fact.

4.7	If any Condition is not satisfied or waived on or before the Relevant Date then this Agreement shall terminate (except clause 10 (Miscellaneous) and clause 11 (Governing law and jurisdiction) which shall remain in full force and effect) and no party shall have any claim against the other.

5	Completion

5.1	Completion of the sale and purchase of the Shares shall take place on the Completion Date at the offices of Norton Rose when:

5.1.1	the Seller shall deliver or procure to be delivered to the Purchaser:

(a)	a duly executed transfer of the Shares in favour of the Purchaser accompanied by a share certificate (or an express indemnity in a form reasonably satisfactory to the Purchaser in the case of any certificate found to be missing);

(b)	the certificate of incorporation (and any certificate on a change of name), the memorandum and articles of association (containing copies of all such resolutions and amendments as are referred to in section 380 Companies Act) of the Company and the registers and books required by the Companies Act to be kept by it, all of which shall be written up to date immediately prior to Completion;

(c)	written resignations and releases executed as deeds in the Agreed Form from Richard Edwin John Jeffreys and Gerald Lee Radke (directors) and Richard Edwin John Jeffreys (secretary) resigning their offices and releasing the Company from all claims and rights of action;

(d)	a certificate from the bank at which the Company maintains its account of the amount standing to the credit of its account at the close of business on the Business Day preceding Completion together with a list of all unpresented cheques and uncleared lodgements which upon presentation or clearance would be debited or credited to such accounts;

(e)	certificates from Lloyd’s showing the amount of the Company’s Funds at Lloyd’s to be on or around £6,200,000;

(f)	a duly executed counterpart of the Taxation Deed;

(g)	evidence to the satisfaction of the Purchaser that any person executing this agreement or any document to be executed pursuant to it on behalf of the Seller has authority to do so;

(h)	a letter executed as a deed in the Agreed Form from the Seller confirming and warranting to the Purchaser the details of the PXRE FAL as at Completion; and

(i)	a proforma balance sheet of the Company in the Agreed Form as at the Completion Date.

5.1.2	the Seller shall procure that a Board Meeting of the Company will be held which will transact the matters referred to in the board minutes of the Company in the Agreed Form and will procure that a written resolution is passed pursuant to which the name of the Company is changed with effect from Completion to “Chaucer Corporate Capital (No. 2) Limited”;

5.1.3	the Purchaser shall deliver or procure to be delivered to the Seller evidence to the satisfaction of the Seller that any person executing this agreement or any document to be executed pursuant to it on behalf of the Purchaser has authority to do so;

5.1.4	the Purchaser shall provide copies of any requisite Lloyd’s consents including, but not limited to the change of control of the Company; and

5.1.5	the Purchaser shall pay the Purchase Price to the Seller.

5.2	If the Seller or the Purchaser (the “Affected Party”) fails or is unable to comply with any of its obligations under the preceding provisions of clause 5.1 on the Completion Date then the other (the “Unaffected Party”) may:

5.2.1	defer Completion to a date not more than 28 days after that date (in which case the provisions of this clause 5.2 shall apply to Completion as so deferred); or

5.2.2	proceed to Completion so far as practicable but without prejudice to the Unaffected Party’s rights where the Affected Party has not complied with its obligations under this Agreement; or

5.2.3	treat this Agreement as terminated for breach of condition.

6	Post Completion Undertakings

6.1	Following Completion, the Purchaser shall use all reasonable endeavours to procure that the Company underwrites on one or more of the syndicates managed by CSL for the 2006 year of account.

6.2	The Company shall as soon as reasonably practicable following closure of the 2000 year of account apply by no later than 30 June 2006 to Lloyd’s for the release of the PXRE FAL (or such part of it as shall at the relevant time not have been drawn down), provided that the Company shall not be required to make any such application at a time when Lloyd’s does not permit the release of funds at Lloyd’s to underwriting members generally.

6.3	The Purchaser shall procure that CSL (in its capacity as managing agent of Syndicate 1084), subject to CSL’s obligations under the regulations of Lloyd’s:

6.3.1	accepts, on behalf of the members of Syndicate 1084, the Reinsurance to Close into the 2006 year of account of Syndicate 1084 as at 31 December 2005 at an equitable premium, which currently is estimated to be £6,000,000 (net of any recoveries under the Stop Loss Policy) as based upon the Quarterly Management Report of Syndicate 1224 as at 30 June 2005;

6.3.2	provide that the following amounts shall be accrued as operating expenses of Syndicate 1224:

(a)	a transaction fee of £800,000 (exclusive of value added tax) as at 30 June 2005; and

(b)	a run off provision of £1,800,000 (exclusive of value added tax) as at 30 June 2005.

6.4	In the event that Omni make a request to the Company for funds in accordance with the managing agents’ agreement between Omni and the Company in excess of £6,600,000, the Purchaser shall procure that CSL will not accept the Reinsurance to Close without the prior written consent of the Seller. In the event that the Seller does not grant its written consent to the acceptance of the Reinsurance to Close pursuant to this clause 6.4, provided that the management of Syndicate 1224 shall have been transferred to CSL, the Purchaser shall procure that CSL shall seek to agree an equitable premium for the Reinsurance to Close, with the prior written consent of the Seller, at any time thereafter. If the Reinsurance to Close has not been effected as at 31 December 2006, the Seller shall indemnify and keep indemnified the Company against all reasonable fees charged by CSL to the Company from 31 December 2006 until the Reinsurance to Close is effected and CSL undertakes that such fees shall be no more than the charges that CSL is making at the relevant time in relation to the management of third party syndicates.

6.5	Following Completion, the Seller unconditionally and irrevocably undertakes to the Purchaser that if the Company is required to meet any Lloyd’s obligations (as that expression is defined in the Premiums Trust Deed) in respect of the Company’s underwriting on Syndicate 1224 out of its Funds at Lloyd’s (being Funds at Lloyd’s other than PXRE FAL) or own resources (“Prior Year Outgoing”) at any time prior to the date upon which the Reinsurance to Close is completed, the Seller will forthwith on demand pay to the Purchaser and/or the Company (as the Purchaser may direct) an amount equal to each Prior Year Outgoing. The Seller’s total liability under this clause 6.5 shall be limited to £12,000,000.

6.6	Following Completion, the Purchaser unconditionally and irrevocably undertakes to the Seller that if the Company is required to meet any Lloyd’s obligations (as that expression is defined in the Premiums Trust Deed) in respect of the Company’s underwriting referable to the 2006 or following years of account out of PXRE FAL (“2006 and Subsequent Outgoing”) at any time prior to the release of PXRE FAL, the Purchaser will forthwith on demand pay to the Seller an amount equal to each 2006 and Subsequent Outgoing.

6.7	The Purchaser and the Company each undertake to the Seller that (save as required by law or a requirement having the force of law) following Completion it will not exercise any power or control or take any other step or action so as to procure:

6.7.1	the entry by the Company into Insolvency Proceedings; or

6.7.2	any action which may cause the Company to cease to be tax resident in the United Kingdom; or

6.7.3	sell, transfer or otherwise dispose of the Shares without the prior written consent of the Seller until the earlier of 31 December 2015 or the utilisation of all Tax Losses (as defined in Schedule 2) in the Company.

6.8	Without prejudice to the Seller’s rights under clause 6.4, the Seller shall indemnify and keep the Company indemnified in an amount equal to any increase in the premium payable pursuant to article 2 of the Stop Loss Policy.

6.9	Clause Intentionally Deleted

6.10	The Seller shall indemnify and keep the Purchaser and the Company indemnified against any costs, expenses, losses or other liability in respect of a breach of the Net Asset Warranty. In the event of a breach of the Net Asset Warranty, the Seller shall pay to the Company an amount equal to the deficiency in the net asset position of the Company and the Company shall use its reasonable endeavours to procure that the PXRE Third Party FAL is not drawn down by Lloyd’s in order to meet such liabilities.

6.11	The Seller, for itself and on behalf of its Associates acknowledges as at Completion that (save for the PXRE Third Party FAL and the premium for the Stop Loss Policy) there are no Liabilities owing to it by the Company and it unconditionally and irrevocably waives releases and discharges the Company from any and all Liabilities which may be owing to it by the Company. For the purpose of this clause only, “Liabilities” shall mean all obligations, indebtedness or liabilities of any nature whatsoever including (without limitation) actual or contingent liabilities and unquantified or disputed liabilities. The Seller, for itself and on behalf of its Associates, shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the Company may from time to time require for the purpose of giving the Company the full benefit of the provisions to this clause.

6.12	The Purchaser undertakes to the Seller that at no time after Completion will it or any of its Associates or any person which is managed or controlled by it or any of its Associates (for the purpose of this clause, the "Purchaser's Group") include in its registered name or any trading name the word "PXRE" or any name which in the reasonable opinion of the Seller is capable of being confused with the word "PXRE" and that no such company or person will use any logo or trademark (whether registered or unregistered) used by the Seller or any of its Associates or any other logo or trademark which in the reasonable opinion of the Seller is capable of being confused with them, save that nothing in this clause shall restrict the Purchaser's Group from referring to the word "PXRE" in returns to Lloyd's after Completion, in the statutory accounts of the Purchaser's Group after Completion and in order to deal with the administration of any insurance business written before the Completion Date and in all cases, such reference to the word "PXRE" to be limited to describing the Company's former name.

7	Warranties

7.1	The Purchaser warrants to the Seller as at the date of this Agreement in the terms set out in Schedule 3 to this Agreement.

7.2	The Seller warrants to the Purchaser that each of the warranties is true and accurate. The Seller agrees that each Warranty shall be deemed to be repeated on each day following the date of this Agreement up to and including the Completion Date.

7.3	Each of the Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

7.4	The Purchaser shall not be entitled to recover any amount pursuant to this Agreement in respect of any claim to the extent that the Purchaser or the Company have already recovered an amount in respect of such a claim under any of the Warranties or to the extent that recovery has already been made under this Agreement or any of the other Transaction Documents in respect of the same subject matter.

7.5	In relation to the Purchaser’s duty to mitigate any loss, the Purchaser shall not be in breach of such duty to the extent that any step or action was taken or omitted to be taken or course of conduct pursued or omitted to be pursued in compliance with any order, direction or mandatory request of Lloyd’s or the Financial Services Authority (or, in either case, any replacement or successor regulatory body).

7.6	If the Seller pays an amount in discharge of any claim under this Agreement and the Purchaser or the Company subsequently recover (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the claim, the Purchaser shall pay or procure payment to the Seller to the extent that they have not already accounted to the Seller for such sum under one of the other provisions of this Agreement and such sum has not been taken into account in quantifying any claim made by the Purchaser under this Agreement an amount equal to (i) the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery or any Taxation payable in respect thereof (or would have been payable but for the availability of any Relief) or (ii) if less, the amount previously paid by the Seller to the Purchaser.

7.7	Subject to clause 7.11, the total maximum aggregate liability of the Seller for breach of clauses 6.4 and 6.9, the Warranties and under the Taxation Deed shall (save in the case of fraud) be an amount equal to £7,000,000.

7.8	Subject to clause 7.11, the Seller shall (save in the case of fraud) have no liability for breach of the Warranties:

7.8.1	if and to the extent that the fact, event or circumstance giving rise thereto has been fairly and specifically disclosed in the Disclosure Letter; or

7.8.2	unless and until the liability in respect of any claim for breach of Warranty when aggregated with the liability of the Seller in respect of all other such claims shall exceed £25,000 in which case the Seller shall be liable only for the excess over that amount.

7.9	Subject to clause 7.11, the Seller shall (save in the case of fraud) have no liability for breach of Warranty:

7.9.1	unless notice in writing specifying full particulars and the amount of any claim is received by the Seller within two years from the date of this Agreement, other than in respect of Taxation, in which case the relevant period shall be seven years;

7.9.2	if such liability would not have arisen but for an act or omission carried out after the date hereof by the Purchaser or by the Company;

7.9.3	to the extent that such liability arises or that the amount thereof is increased as a result of any change after the date hereof in the accounting reference date or in any of the accounting or actuarial policies, bases or practices of the Company except where such an adjustment is necessary to bring the accounting and/or actuarial practices into line with Relevant Accounting Standards and standard actuarial practice as at the date of this Agreement; and

7.9.4	in respect of any liability which is contingent only, unless and until such contingent liability becomes an actual liability and is due and payable.

7.10	The Warranties shall not in any respect be extinguished or affected by Completion.

7.11	The provisions of clauses 7.7 to 7.9 inclusive shall not apply to the Net Asset Warranty. The total maximum liability of the Seller for breach of the Net Asset Warranty shall (save in the case of fraud) be an amount equal to £30,000,000. The Seller shall (save in the case of fraud) have no liability for breach of the Net Asset Warranty unless notice in writing is received by the Seller on or before 31 December 2013.

8	Conduct of Claims

If anything comes to the notice of the Purchaser by reason or in consequence of which the Seller may be liable to make payment to the Purchaser pursuant to this Agreement under the Warranties or clause 6:

8.1	the Purchaser shall procure that notice of such claim is given to the Seller as soon as reasonably practicable but in any event within twenty-five Business Days following the Purchaser becoming aware of such matter;

8.2	without prejudice to the validity of the claim or alleged claim in question, the Purchaser shall give all such material information and assistance, subject to being given reasonable notice and being paid all reasonable costs and expenses and subject to any existing confidentiality obligations of the Purchaser, access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its accountants or professional advisers may reasonably request and shall keep the Seller informed of any developments, or documents received, in relation to such claim or alleged claim; and

8.3	where the claim in question is as a result of or in connection with a claim by or liability to a third party, the Purchaser shall:

8.3.1	not make (or, as appropriate, procure that the Company shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim without the prior consent of the Seller (such consent not to be unreasonably withheld or delayed)

8.3.2	at its discretion and upon receipt of a written request from the Seller, shall allow (or, as appropriate, the Company shall allow) the Seller to be placed in a position to take on or take over the conduct of all proceedings, appeals and/or negotiations of whatsoever nature arising in connection with the claim in question, subject to being fully indemnified on an after-Tax basis to its reasonable satisfaction by the Seller against all reasonable out-of-pocket costs and expenses which it incurs; and

8.3.3	as a consequence of clause 8.3 shall, at its discretion, give, subject to being given reasonable notice by or on behalf of the Seller and being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as the Seller or its professional advisers reasonably request, subject to any existing confidentiality obligations of the Purchaser. The Seller agrees to keep all such information confidential and only to use it for such purpose.

9	Withholdings and Gross-up

9.1	All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

9.2	If, at any time, any applicable law, regulation or regulatory requirement requires any party to this Agreement to make any deduction or withholding from any sums payable under this Agreement, the amount so due shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the recipient of that payment receives, on the due date for such payment, a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

9.3	If any party is required by law to make any deduction or withholding as referred to in clause 9.2, that party shall:

9.3.1	make such deduction or withholding; and

9.3.2	pay the full amount deducted or withheld to the relevant Taxation Authority in accordance with applicable law, regulation or regulatory requirement.

9.4	If any amount paid or due to any party to this Agreement or the Company in respect of a covenant or indemnity payment (which shall not include any payment made as consideration for the Shares) (in this clause 9.4, the “recipient”) hereunder is subject to Taxation, or would (but for the availability of any Relief) be subject to Taxation, in the hands of the recipient, then the amount so paid or due (in this clause 9.4, “the net amount”) shall be increased to an amount (in this clause 9.4, “the grossed-up payment”) which (after subtraction of the amount of any Taxation which the grossed-up payment is subject to, or would, but for the availability of any Relief, be subject to) shall equal the net amount, provided that if any amount is initially paid on the basis that the amount due is not subject to Taxation in the hands of the recipient or vice versa and it is subsequently determined that it is or that it is not, such additional amounts shall be paid to or by the recipient as shall place the recipient in the same after-tax position as they would have been in if the amount due had not been taxable in the hands of the recipient.

9.5	If, at any time after any increased payment is made as a consequence of the application of clause 9.4, the recipient receives or is granted a credit against or remission from any Taxation payable by it which it would not otherwise have received or been granted, the recipient shall, to the extent that it can do so without prejudicing the retention of the amount of such credit or remission, reimburse the payer of such increased payment with such amount as shall leave the recipient (after such reimbursement) in no worse a position than it would have been in had the circumstances giving rise to the increased payment not in fact arisen. Such reimbursement shall be made not later than ten Business Days after the recipient receives or is granted such credit.

10	Miscellaneous

10.1	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.

10.2	Any time, date or period referred to in any provision of this Agreement may be extended by agreement between all the relevant Parties.

10.3	Any notice or other communication required to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent to the Company Secretary at the Registered Office of the Party (and in the case of the Company any notice should also be sent to the Purchaser).

10.4	Any such notice or other communication shall be delivered by hand or sent by courier, or prepaid first class post or by facsimile. If sent by courier such notice or communication shall conclusively be deemed to have been given or served at the time of despatch, in case of service in the United Kingdom, or on the following Business Day in the case of international service. If sent by post such notice or communication shall conclusively be deemed to have been received two Business Days from the time of posting, in the case of inland mail in the United Kingdom or three Business Days from the time of posting in the case of international mail. If sent by facsimile, such notice or communication shall conclusively be deemed to have been received at the time of sending provided that the sending of such facsimile is confirmed by telephone by the sender and receipt of the facsimile is acknowledged by the recipient.

10.5	If any term or provision in this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

10.6	The Parties shall and shall procure that their affiliates shall keep strictly confidential details of the transaction contemplated by this Agreement or any ancillary matter and no announcement concerning the same shall be made either before or after Completion by any party without the prior written approval of all the others except as may be required by statute or by any securities exchange or regulatory or governmental body to which any party is subject or submits wherever situated, including (without limitation) Lloyd's, the UK Listing Authority, The London Stock Exchange or The Panel on Takeovers and Mergers whether or not the requirement has the force of law.

10.7	The Parties shall from time to time and at all times after Completion execute all such deeds and documents and do all such things as another party may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Agreement and for vesting in another party the full benefit of the Shares.

10.8	This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

10.9	The Parties to this agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

10.10	This Agreement and the other Transaction Documents are personal to the Parties and accordingly no Party shall assign, transfer, charge or declare a trust of the benefit of all or any of any other Party’s obligations nor any benefit arising under this Agreement or any other such Transaction Document.

10.11	This Agreement and the other Transaction Documents contain the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. The Purchaser and the Seller acknowledge that they have not been induced to enter into this Agreement by the other, and so far as is permitted by law and except in the case of fraud, hereby waive any remedy in respect of, any warranties, representations and undertakings not incorporated into this Agreement.

10.12	Each Party to this Agreement confirms it has received independent legal advice relating to all the matters provided for in this Agreement and the Transaction Documents, including the provisions of this clause, and agrees having considered the terms of this clause and the Agreement as a whole, that the provisions of this clause are fair and reasonable.

10.13	The Seller shall be entitled to set off any sum due by it to the Purchaser or the Company under or in relation to this Agreement, the Stop Loss Policy and other Transaction Documents and all such sums shall be paid free and clear of any deductions save as required by law.

10.14	The Purchaser and the Company shall each be entitled to set off any sum due by it to the Seller under or in relation to this Agreement, the Stop Loss Policy and other Transaction Documents and all such sums shall be paid free and clear of any deductions save as required by law.

11	Governing Law and jurisdiction

11.1	This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

11.2	The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. The parties hereby irrevocably submit to the jurisdiction of such courts and waive any objection on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum provided that this clause shall be without prejudice to the right to bring proceedings in any other jurisdiction for the purpose of enforcement or execution of any judgement or other settlement in any other courts.

11.3	The Seller hereby irrevocably appoints Clyde & Co of 51 Eastcheap, London EC3M 1JP (ref AH/0517856) as its agent to receive and acknowledge on its behalf service of any document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement (“Service Document”) in England and Wales and undertakes not to revoke the authority of such agent. If for any other reason the agent named above (or its successor) no longer serves as agent of the Seller for this purpose, the Seller shall promptly appoint a successor agent and notify the Purchaser thereof. If the Seller fails to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of the Seller at the expense of the Seller. Until the Purchaser receives such notification, it shall be entitled to treat the agent named above (or its said successor) as the agent of the Seller for the purposes of this clause. The Seller agrees that any such Service Document shall be sufficiently and effectively served on it if delivered to such agent for service at its address for the time being in England and Wales whether or not such agent gives notice thereof to the Seller.

IN WITNESS whereof the Agreement has been entered into the day and year first above written.

Schedule 1 The Warranties

1	Authority and Capacity of the Seller

1.1	The Seller has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Documents which when executed will constitute a valid and binding obligation.

1.2	The execution and delivery of, and the performance by the Seller of its obligations under this Agreement and Transaction Documents will not result in a breach of any provision of any constitutional document of the Seller or result in a breach of any rule or regulation of a governmental agency or regulatory body (including the Connecticut Insurance Department) to which the Seller is regulated as the case may be.

2	Authority and Capacity of the Company

2.1	The execution and delivery of this Agreement will not:

2.1.1	result in a breach of any provision of any constitutional document of the Company; or

2.1.2	result in a breach of or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under any agreement, licence or other instrument or result in a breach of any order, judgement or decree of any court, governmental agency or regulatory body to which the Company is a party or by which the Company or any of its assets is bound.

3	Net Assets

3.1	The net assets of the Company (being the amount standing to the credit of the capital and revenue reserves and profit and loss account of the Company) as at the Completion Date are not less than £1.

4	Insolvency

4.1	No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the Company are distributed amongst the creditors and/or shareholders or other contributories) of the Company, and there are no cases or proceedings under any applicable insolvency, reorganisation, or similar laws in any jurisdiction concerning the Company and no events have occurred which, under applicable laws, would justify any such cases or proceedings.

4.2	No proceedings commenced for the making of an administration order (or any other order by which during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body) and so far as the Seller is aware, no such petition has been presented. No voluntary arrangement or scheme of arrangement has been proposed, entered into or implemented in relation to the Company, its business or assets.

4.3	No receiver (including administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of the Company and so far as the Seller is aware no step has been taken for or with a view to the appointment of such a person.

4.4	No judgment against the Company (of which the Seller is aware) is unsatisfied.

4.5	No statutory demand (of which the Seller is aware) has been served on the Company.

5	Shares

5.1	The Seller is the sole beneficial owner of the Shares and is entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares with full title guarantee on the terms of this Agreement.

5.2	The Shares constitute the entire issued and allotted share capital of the Company.

6	Mortgages and other Encumbrances

There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares and there is no agreement or commitment to give or create any and no claim has been received by any person to be entitled to any such right or Encumbrance other than as are required as part of the Company’s trading at Lloyd’s in the ordinary course of its business as a corporate member at Lloyd’s.

7	Employees

The Company does not have, nor has it ever had, any employees.

8	Company structure etc.

8.1	As at Completion all of the Shares will be issued and fully paid up.

8.2	There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any shares or debentures in or securities of the Company.

8.3	The Company is a wholly-owned subsidiary of the Seller.

8.4	Other than in respect of its interests in Lloyd's Syndicate 1224 and such Syndicate’s interests in shares in bodies corporate by way of investment, the Company does not have any subsidiaries and has no participation or any other interest in the share capital of any other body corporate.

9	Accuracy and adequacy of information

9.1	The statutory books (including all registers and minute books) of the Company have in all material respects been kept in accordance with all applicable legal requirements and in all material respects contain a record of the matters which are required by law to be dealt with in those books and no notice or material allegation that any of them is incorrect or should be rectified has been received.

9.2	All documents which are required by law to have been delivered by the Company to the Registrar of Companies have been properly so delivered.

10	Accounts

10.1	The Accounts:

10.1.1	were prepared in accordance with Accounting Standards applicable at the date to which they were prepared and such standards were consistently applied; and

10.1.2	show a true and fair view of the state of affairs of the Company as at the Accounts Date and of the Company’s profits and losses for the accounting reference period to which they relate.

10.2	For all material purposes the accounting records of the Company have been kept on a proper and consistent basis, are up-to-date and contain those matters required by the Companies Act or other applicable legislation to be entered in them.

10.3	The Management Accounts have been prepared on a prudent basis and using the accounting policies, practices and principles which are consistent with the Accounts. The Management Accounts show a reasonably accurate view of the state of affairs of the Company at the date to which they relate and of the profits and losses of the Company for the period to which they relate.

11	Events since the Accounts Date

Since the Accounts Date:

11.1	no resolution of the Company in general meeting has been passed; and

11.2	no change in the accounting reference period of the Company has been made.

12	Contracts and Liabilities

12.1	Save for contracts entered into in the ordinary course of the Company’s business as a Lloyd’s corporate member and the transfer of the run off of Syndicate 1224 at Lloyd’s the Company is not a party to any contract, agreement (including, without limitation, any guarantee, indemnity or any bond or comfort letter), understanding or other arrangement.

12.2	The Company has no liabilities actual or contingent under any of its Funds at Lloyd’s arrangements or otherwise other than in respect of the business underwritten by the Company at Lloyd’s pursuant to its participation on Syndicate 1224 for 1997 to 2000 the years of account.

12.3	The Company does not have any indebtedness outstanding to any party and other than in respect of the business underwritten by the Company at Lloyd’s pursuant to its participation on Syndicate 1224 for the 1997 to 2000 years of account there are no liabilities actual or potential to any third party or otherwise other than as disclosed in the Disclosure Letter.

13	Powers of attorney

Other than in respect of the business underwritten by the Company at Lloyd’s pursuant to its participation on Syndicate 1224 for the 1997 to 2000 years of account, the Company has not given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf.

14	Bank accounts and borrowings

14.1	Save as set out in the Disclosure Letter, the Company does not have a bank account and the Company has not incurred or agreed to incur any borrowing which it has not repaid or satisfied in full.

14.2	The Company does not have any loan capital outstanding and the Company has not lent or agreed to lend any money which has not been repaid to it and save in respect of the PXRE Group’s banking facilities has not given a guarantee in respect of any loan of another person.

14.3	Save for contracts entered into in the ordinary course of the Company's business as a Lloyd's corporate member, the annexes to the Disclosure Letter contain copies of all other contractual documentation with respect to the arrangements for provision of capital by or on behalf of the Company to Lloyd’s.

15	Litigation

Other than in the ordinary course of business as a Lloyd’s corporate member, the Company is not engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise, and no litigation or arbitration, administrative or criminal proceedings by or against the Company is threatened or so far as the Seller is aware expected and so far as the Seller is aware there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable.

16	Delinquent and wrongful acts

16.1	The Company has not committed, nor is it liable, for any criminal, illegal or unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise, and no claim that it has or is remains outstanding against the Company.

16.2	So far as the Seller is aware, no investigation or enquiry is being or has been conducted by any governmental or other body in respect of the affairs of the Company.

17	Ownership of land

The Company has no interest in any freehold, leasehold or other immovable property in any part of the world.

18	Intellectual Property

No rights in any intellectual property are vested in the Company (other than the right to trade under its corporate name) and the Company is not a party to any confidentiality agreement, or any agreement which restricts the free use or disclosure of any information.

19	Commercial

19.1	The Company has not conducted any business other than that of a corporate member at Lloyd's.

19.2	The Company has not participated on any Lloyd’s syndicate other than Syndicate 1224 for the 1997 to 2000 years of account.

19.3	The Company has not received notification that any investigation or enquiry is being or has been conducted by any governmental or other body (including, for the avoidance of doubt, Lloyd's) in respect of its affairs and other than may arise as a result of this Agreement and the Transaction Documents themselves and the Seller is not aware of any circumstances which are likely to give rise to such investigation or enquiry and the Company has paid or procured the payment of all cash calls as they fell due.

19.4	The Company has obtained all licences, permits and consents from any person, authority or body reasonably required for the proper conduct of its business, all of which are valid and in full force and effect and have been complied with in all material respects.

20	Funds at Lloyd's

20.1	All documents relating to the Company's participation at Lloyd's are, in all material respects, in Lloyd's standard form and have not been amended in any material way.

21	Taxation

21.1	Tax returns, corporation tax self-assessment and records

21.1.1	All returns, computations, notices, accounts, statements, reports or information (which shall include any US W-8BEN form) which ought to have been made by or in respect of the Company for any Taxation purpose, have been properly and punctually submitted by the Company to the relevant Taxation Authority; all such returns, computations, notices, accounts, statements, reports and information supplied to any Taxation Authority are up-to-date, correct and were made on a proper basis; none of such returns, computations, notices, accounts, statements, reports or information is being disputed in any material respect by the Taxation Authority concerned, and there is no fact of which the Seller is aware which might give rise to any such dispute or to any liability to Taxation not provided for in the Accounts in respect of any accounting period (as defined for the purposes of section 12 ICTA 1988) ending on or before the Accounts Date.

21.1.2	The Company has preserved all records required for the delivery of correct and complete returns as required by any legislation relating to Taxation.

21.2	Taxation liabilities

21.2.1	All Taxation for which the Company is liable, the due date for payment of which is (in the absence of any application to postpone) on or before Completion, has been or will be paid on or before Completion. Without limitation, the Company has made all deductions, withholdings and retentions of or on account of Taxation as it was or is obliged or entitled to make, and has accounted to the Taxation Authority for any such deductions and retentions for which it was obliged to account.

21.3	Audits and investigations

21.3.1	No Taxation Authority has at any time carried out, or (so far as the Seller is aware) is at present conducting, any review, audit or investigation into any aspect of the business or affairs of the Company other than of a routine nature, and there is no reason why any such review, audit or investigation should be initiated.

21.4	Agreements with any Taxation Authority

21.4.1	The amount of any Taxation chargeable on the Company during any accounting period ending on or within six years before the Accounts Date has not, to any material extent, depended upon any concession, agreement or other arrangement (including the obtaining of any statutory tax clearance and a transaction entered into for the purposes of tax avoidance) with any Taxation Authority.

21.5	All elections which materially affect the Company’s Taxation liability and which ought to have been made by or in respect of the Company for any Taxation purposes, have been properly and punctually submitted by the Company to the relevant Taxation Authority. A copy of the section 107(4) Finance Act 2000 election made in respect of the year ending 31 December 2003 is attached to the Disclosure Letter.

21.6	Transfer pricing

21.6.1	The Company has not entered into any transaction the consideration for which was or will be determined otherwise than on arm’s length terms, nor has the Company agreed to do so, in circumstances that the Company’s income or capital gains could be required to be adjusted for tax purposes.

21.7	Post-Accounts Date events

21.7.1	Since the Accounts Date:

(a)	the Company has not made any claim or election in respect of Taxation;

(b)	no event has occurred which will result in the Company becoming liable to pay or bear any Taxation liability directly or primarily chargeable against or attributable to another person, firm or company;

(c)	no disposal has taken place or other event occurred which will have or may have the effect of crystallising any liability to Taxation which should have been included in the provision for deferred tax made in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date; and

(d)	the Company has not been involved in any transaction which has given or may give rise to a liability to Taxation on the Company (or would have given or might give rise to such a liability but for the availability of any relief) other than Taxation arising from transactions entered into by it in the ordinary course of business.

21.8	International

21.8.1	The Company:

(a)	does not constitute a permanent establishment of another person, business or enterprise for any Taxation purpose;

(b)	is and has at all times been resident in the United Kingdom for Taxation purposes; and

(c)	is not and has not been treated as resident or liable to Taxation in any other jurisdiction for any Taxation purposes (including for the purposes of any double taxation agreement).

21.9	VAT

21.9.1	In relation to Value Added Tax or any equivalent in any other jurisdiction:

(a)	details of the VAT registration (or the registration number for the purposes of any equivalent tax) of the Company are set out in the Disclosure Letter;

(b)	the Company has complied in all material respects with applicable legislation relating to VAT (or the equivalent in any other jurisdiction); and

21.10	Stamp Duty

21.10.1	All documents in the possession of the Company or to the production of which the Company is entitled and which attract stamp duty or transfer duty in the United Kingdom or elsewhere have been duly stamped.

21.10.2	The Company has not made a claim for relief from stamp duty or stamp duty land tax which may be withdrawn as a result of any event or circumstance subsequently occurring (whether before, at or after Completion), and the Company is not liable for stamp duty or stamp duty land tax payable in respect of any transaction undertaken by another company.

Schedule 2 Additional Consideration

In this schedule:-

“finally determined” means the earlier of:

(a)	agreement or settlement with HM Revenue and Customs of the relevant corporation tax computations;

(b)	the expiry of any period for any enquiry into the relevant computations without any enquiry having been initiated pursuant to paragraph 24 Schedule 18 Finance Act 1998;

(c)	the expiry of any period for an appeal against any judgement of the High Court (or any appellate court) or the Special Commissioners without any appeal having been lodged.

“Group Relief” means the system provided for in Chapter IV of Part X ICTA 1998 for the surrender of losses between group companies;

“FA 1994” means the Finance Act 1994;

“FA 2000” means the Finance Act 2000;

“HMRC” means the HM Revenue and Customs;

“ICTA 1998” means the Income and Corporation Taxes Act 1988;

“Independent Accountants” means an independent firm of Chartered Accountants (not being the accountants of the Seller or the Purchaser) as shall be agreed between the parties or, failing such agreement within a period of ten Business Days from the date on which the requirement for a reference to the Independent Accountant arises, such firm of Chartered Accountants as shall be appointed, on the application of either party, by the President of the Institute of Chartered Accountants in England and Wales;

“Purchaser’s Group” means the Purchaser and any company with which the Purchaser is grouped for group relief purposes (other than the Company);

“Relief” has the meaning set out in the Taxation Deed;

“S107(4) election” means an election under section 107(4) FA 2000 and the General Insurance Reserves (Tax) Regulations 2001;

“Tax Accounting Period” means the period in which profits or losses of the Company or the Purchaser’s Group Company (as appropriate) are accounted for in the computation submitted to HMRC; and

“Tax Losses” means losses of the Company derived from the 2000 and prior underwriting years of account, regardless of when such losses are treated as arising for the purposes of Chapter V FA 1994, or which having arisen are available for surrender by way of group relief, and which include amounts available for offset against taxable profits on account of an under provision for the purposes of section 107 FA 2000 or as a result of a s107(4) election (including, for the avoidance of doubt, any losses which derive from the 2000 underwriting year of account or prior years and which are taken into account in a later year on account of a section 107(4) election) but does not include any losses which are used to reduce or eliminate any what would otherwise be Actual Taxation Liability or Deemed Tax Liability in accordance with the Tax Deed.

1	Use of Tax Losses

1.1	For all accounting periods of the Company (“Relevant Accounting Periods”) ending after Completion, the Purchaser shall procure that, until either (i) the earlier of the end of the 2010 accounting year and (ii) such time as all the Tax Losses shall have been fully utilised in accordance with the provisions of this schedule, the Company shall, so far as is possible, set off to the fullest extent possible the Tax Losses against any taxable profits arising in the Company.

1.2	The Purchaser shall procure that the Company shall sign and submit to HRMC all notices and other documents and returns as may be practicable and necessary to secure that full effect is given to this paragraph.

1.3	To the extent that in respect of any Relevant Accounting Period any of the Tax Losses are not able to be utilised by the Company pursuant to paragraph 1.1 the Purchaser agrees to use its reasonable endeavours in relation to any Tax Accounting Period of the Company beginning on or before 31 December 2006, if at the relevant time it is possible and lawful so to do, to procure that the Company surrenders all or any part of the unutilised Tax Losses to a member or members of the Purchaser’s Group for set off against its or their taxable profits, provided that the Purchaser shall have no obligation to procure that such Tax Losses are used in priority to other Reliefs.

1.4	The Purchaser shall provide to the Seller and its advisers in respect of each Relevant Accounting Period, (to the extent that such information is reasonably required by the Seller for the purposes of determining any amounts due under this schedule):

(a)	a copy of the audited accounts for the preceding accounting period;

(b)	draft tax computations;

(c)	a statement of the profits and losses arising to the Company in respect of any syndicates on which it participates;;

(d)	a statement of the proposed claims for group relief to be made by Purchaser’s Group Companies;

(e)	written details of any proposed s107(4) election;

(f)	any further information which may be reasonably required by the Seller for it and its advisers to review the amount of Tax Losses which may be available for offset under paragraph 1.1 to 1.3 above, and to calculate or estimate the amount and the date of any Additional Consideration due or potentially due under this Schedule.

1.5	The information to be provided to the Seller and its advisers in respect of each Relevant Accounting Period shall:

(a)	in relation to paragraph 1.4 (a) (b) (d) and (e) be provided at least 30 days before the last day of the following accounting period of the Company;

(b)	in relation to paragraph (c) and (f) be provided promptly upon request by the Seller, such requests not to be made more often than at six monthly intervals;

(c)	shall be kept confidential and not be disclosed to any party save the Seller’s advisers (who shall keep the same confidential) or as required by law.

1.6	The Purchaser undertakes, that save as required by law or as agreed with the Seller (such agreement not to be unreasonably withheld or delayed):

(a)	to make a section 107(4) election in the tax computation for the Tax Accounting Period ended 31 December 2005 so as to maximise the amount of Group Relief available for surrender by the Company to the Purchaser’s Group for Tax Accounting Periods of the Company beginning before 31 December 2006, but not so as to give rise to any Actual Taxation Liability of the Company;

(b)	subject to paragraph 1.6(a), not to make a section 107(4) election in relation to any Tax Accounting Period beginning before 31 December 2006;

(c)	not to change the accounting date of the Company in respect of any Relevant Accounting Period.

2	Consideration

2.1	The Purchaser shall pay to the Seller (subject to and in accordance with the other paragraphs of this Schedule) an amount (“Additional Consideration”) as follows:

2.1.1	In respect of a utilisation of Tax Losses by the Company pursuant to paragraph 1.1 or in respect of a utilisation of Tax Losses by a member of the Purchaser’s Group pursuant to paragraph 1.3, an amount equal to one-half of the Taxation which would otherwise have been payable but for utilisation of the Tax Losses on that occasion in each case less any reasonable costs or expenses (including those of its professional advisers) of the Company or any member of the Purchaser’s Group in respect of the same.

2.2	If there is any outstanding amount in respect of a claim by the Purchaser relating to a breach of this Agreement, the Taxation Deed or the Stop Loss Policy which is due and payable (“Claim”) at the time any Additional Consideration is due, the Purchaser shall be entitled to set-off the Claim against any Additional Consideration.

3	Utilisation of Tax Losses

3.1	For the purposes of determining when a payment due is paid in respect of the utilisation of the Tax Losses or any part thereof the following shall apply and the Purchaser shall pay the Seller the Additional Consideration on or before the date which is ten Business Days after the date determined hereunder:

3.1.1	to the extent that the Tax Losses arise as a result of the disclaimer made pursuant to section 107(4) FA 1994 in respect of the 2000 year of account or are capable of surrender by way of group relief in the accounting period ended 31 December 2006, such Tax Losses shall be deemed to be utilised on the date when and to the extent that the Purchaser’s Group’s liability to corporation tax is reduced as a result of such losses, such reduction to include any reduction made in estimated quarterly corporation tax payments;

3.1.2	to the extent that any Tax Losses do not arise as a result of the disclaimer referred to in paragraph (a) above, such Tax Losses shall be deemed to be utilised on the date when and to the extent that such Tax Losses are finally determined to be utilised.

3.1.3	any Tax Losses shall be deemed to be used on a FIFO (first in, first out) basis.

3.2	In the event that the Seller believes (acting in good faith) that the utilisation of the Tax Losses or any part thereof has occurred on the dates specified in paragraph 3.1 (a) and (b) above but the Purchaser does not agree (both parties having negotiated in good faith) with the Seller and having received notice of the Seller’s belief to that effect, then the Purchaser and the Seller shall jointly instruct Independent Accountants to state whether or not and to what extent the Tax Losses are to be regarded as utilised.

3.3	Subject to paragraph 3.4, in the event that the Purchaser has made a payment of any Additional Consideration to the Seller and it later transpires that the Tax Losses (whether arising as a result of the disclaimer made pursuant to section 107(4)FA 1994 or otherwise, as provided for in this Schedule 2) the utilisation of which gave rise to such payment were in fact not so used, the Seller shall reimburse to the Purchaser the appropriate Additional Consideration sum together with an amount equal to 50 per cent of any interest due on any corporation tax for which the Company or the relevant member of the Purchaser’s Group is liable and for which it would not have been liable if the Tax Losses had been so used. If the Seller does not agree (having negotiated in good faith) with the Purchaser that the Tax Losses in question were not so used, the Purchaser and the Seller shall jointly instruct Independent Accountants to state whether or not the Tax Losses were so used and, if so, how much of such Tax Losses were available.

3.4	In the event of a dispute with HM Revenue and Customs regarding the existence of Tax Losses or their for offset or surrender, the Company shall take such reasonable steps as may be reasonably requested by the Seller to resolve the dispute which for the avoidance of doubt may include litigation. The reasonable and necessary costs of professional advisers engaged by the Company in respect of such dispute (where the Seller makes such a request) shall be borne by the Seller. If the Purchaser does not agree with the Seller as to the steps which should be taken the Purchaser and the Seller shall jointly instruct Independent Accountants to direct the Purchaser as to what reasonable steps should be taken.

3.5	Any decision of the Independent Accountants (who shall act as experts and not as arbitrators) shall, in the absence of manifest error, be binding on the parties hereto.

Schedule 3 Purchaser’s Warranties

1	Authority and Capacity of the Purchaser

1.1	The Purchaser has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Documents which when executed will constitute a valid and binding obligation.

1.2	The execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and Transaction Documents will not result in a breach of any provision of any constitutional document of the Purchaser or result in a breach of any rule or regulation of a governmental agency or regulatory body to which the Purchaser is regulated as the case may be.

Signed by duly authorised for and on behalf of CHAUCER HOLDINGS PLC	) ) ) )	/s/ Ewen Gilmour Name: Ewen Gilmour Title: Chief Executive

Signed by duly authorised for and on behalf of PXRE REINSURANCE COMPANY	) ) ) )	/s/ John Modin Name: John Modin Title: EVP & CFO /s/ Bruce Byrnes Name: Bruce Byrnes Title: EVP & General Counsel

Signed by duly authorised for and on behalf of PXRE LIMITED	) ) ) )	/s/ R.E. Jeff Jeffreys Name: R.E. Jeff Jeffreys Title: Director